UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 20, 2016

NIELSEN HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	001-35042	98-1225347
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

85 Broad Street New York, New York 10004 +1 (646) 654-5000	AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2016, David Rawlinson was elected as a member of the Board of Directors (the “Board”) of Nielsen Holdings plc (the “Company”) and a member of the Audit Committee of the Board effective February 8, 2017 to serve until the next annual meeting of shareholders of the Company.

Since August 2015, Mr. Rawlinson has been with the Online Business of W.W. Grainger, Inc. (“Grainger”), currently as President, and, from July 2012 until August 2015, he was Grainger’s Vice President, Deputy General Counsel and Corporate Secretary. From November 2009 until July 2012, Mr. Rawlinson was Vice President, General Counsel and Director of Corporate Responsibility of a division of ITT Exelis, formerly ITT Corporation. Since March 2014, Mr. Rawlinson has been a member of the Board of Directors of MonotaRO Co., Ltd. Mr. Rawlinson holds a Bachelor of Arts degree from The Citadel, a Juris Doctor degree from the University of South Carolina and a Masters in Business Administration degree from Harvard Business School.

As a member of the Board and the Audit Committee, Mr. Rawlinson will receive an annual retainer of $80,000 and an annual grant of deferred stock units having a fair value of $160,000 as of the date of grant, which will vest in four substantially equal quarterly installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2016

NIELSEN HOLDINGS PLC

By:	/s/ Harris A. Black
Name:	Harris A. Black
Title:	Secretary